UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2015

AGENUS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 781-674-4400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 9, 2015, Agenus Inc. and its wholly-owned subsidiary, 4-Antibody AG (together, “Agenus”), entered into a global license, development and commercialization agreement (the “Collaboration Agreement”) with Incyte Corporation and a wholly-owned subsidiary thereof, pursuant to which the parties plan to develop and commercialize novel immuno-therapeutics using Agenus’ proprietary Retrocyte DisplayTM antibody discovery platform.

Pursuant to the terms of the Collaboration Agreement, Incyte is obligated to make upfront payments to Agenus totaling $25 million. The collaboration will initially focus on four checkpoint modulator programs directed at GITR, OX40, LAG-3 and TIM-3. The parties will share all costs and profits for the GITR and OX40 antibody programs on a 50:50 basis, with Agenus eligible to receive potential milestone payments. Incyte is obligated to reimburse Agenus for all development costs that it incurs in connection with the LAG-3 and TIM-3 antibody programs, and Agenus will be eligible to receive potential milestone payments and royalties. Through the direction of a joint steering committee, the parties anticipate that, for each program, Agenus will lead preclinical development activities through IND filing, and Incyte will lead all clinical development activities. The parties expect to initiate the first clinical trials of antibodies arising from these programs in 2016.

In addition to the initial four antibody programs, the parties have an option to jointly nominate and pursue the development and commercialization of antibodies against additional targets during a five year discovery period. This discovery period may be extended by the parties for an additional three years. For each antibody arising from a program that the parties elect to bring into the collaboration, Agenus will have the option to designate that program as one in which the parties will share costs and profits, or one in which Incyte will fund development costs with Agenus to be eligible to receive milestones and royalties.

For each profit-share product, Agenus will be eligible to receive up to $20 million in future contingent development milestones. For each royalty-bearing product, Agenus will be eligible to receive (i) up to $155 million in future contingent development, regulatory, and commercialization milestone payments and (ii) tiered royalties on global net sales at rates ranging from the mid-single to low-double digits. For each royalty-bearing product, Agenus will also have the right to elect to co-fund 30% of development costs incurred following initiation of pivotal clinical trials in return for an increase in royalty rates. Additionally, Agenus retains co-promotion participation rights in the United States on any profit-share product.

Pursuant to the terms of the Collaboration Agreement, the parties will collaborate to exclusively develop and commercialize antibodies directed at GITR, OX40, TIM-3, LAG-3 and any other target that the parties jointly nominate and pursue (collectively, the “Named Targets”) in the oncology and hematology fields (the “Exclusive Fields”). The parties have agreed not to exploit antibodies against the Named Targets within the Exclusive Fields outside of the collaboration. Additionally, the parties have agreed not to exploit the specific antibodies being developed under the Collaboration Agreement outside of the Exclusive Fields without mutual consent. Agenus generally retains the right to pursue (i) antibodies against targets that are not Exclusive Targets, in all fields, and (ii) antibodies against Named Targets that are not being developed or commercialized under the Collaboration Agreement outside of the Exclusive Fields.

The Collaboration Agreement will become effective on the second business day after the parties receive clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and will continue for so long as any product under the collaboration is being developed or commercialized. After the first anniversary of the effective date of the Collaboration Agreement, Incyte may terminate the Collaboration Agreement or any individual program for convenience upon 12 months’ notice. The Collaboration Agreement may also be terminated by either party upon the occurrence of an uncured material breach of the other party or by Agenus if Incyte challenges patent rights controlled by Agenus. In addition, either party may terminate the Collaboration Agreement as to any program if the other party is acquired and the acquiring party controls a competing program.

Under the Collaboration Agreement, Incyte has also agreed to certain standstill provisions that preclude it from acquiring more than 15% of Agenus’ outstanding voting stock, including shares acquired pursuant to the Stock Purchase Agreement described below, and requires that such stock be held solely for investment purposes.

On January 9, 2015, Agenus Inc. and Incyte Corporation also entered into a Stock Purchase Agreement (the “Stock Purchase Agreement” and together with the Collaboration Agreement, the “Agreements”), pursuant to which Incyte agreed to purchase approximately 7.76 million shares of Agenus common stock (the “Shares”) for an aggregate purchase price of $35 million, or approximately $4.51 per share. Incyte will own approximately 11% of the outstanding shares of Agenus common stock after such purchase. Under the Stock Purchase Agreement, Incyte has agreed not to dispose of any of the Shares for a period of 12 months and Agenus has agreed to register the Shares for resale under the Securities Act of 1933, as amended (the “Securities Act”). Closing under the Stock Purchase Agreement is subject to customary closing conditions, as well as continued effectiveness of the Collaboration Agreement and clearance under the HSR Act.

The foregoing descriptions of the Agreements do not purport to be complete and are qualified in their entirety by reference to the text of the Agreements, which will be filed as exhibits to Agenus’ Annual Report on Form 10-K for the year ending December 31, 2014.

On January 9, 2015, Agenus issued a press release relating to the Agreements. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02 in its entirety. The Shares are to be sold to Incyte Corporation in reliance upon an exemption from registration afforded by Section 4(2) of the Securities Act of, and Rule 506 of Regulation D promulgated thereunder, as the transaction does not involve any public offering. Incyte has represented to Agenus that it is an “accredited investor” within the meaning of Regulation D.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release issued by Incyte Corporation and Agenus Inc. dated January 9, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2015	AGENUS INC.

	By:	/s/ Garo H. Armen
Garo H. Armen
Chairman and CEO

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release issued by Incyte Corporation and Agenus Inc. dated January 9, 2015.